EXECUTION COPY





                     MEMBERSHIP INTEREST PURCHASE AGREEMENT


                              made and entered into
                                 by and between


                       RUSH FINANCIAL TECHNOLOGIES, INC.,


                                       and


                           TAL FINANCIAL SERVICES, LLC





                           Dated as of March 30, 2006







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                                TABLE OF CONTENTS


ARTICLE I. DEFINITIONS.........................................................8

 1.01  Definitions.............................................................8
 1.02  Rules of Construction...................................................8

ARTICLE II. PURCHASE OF INTERESTS..............................................9

 2.01  The Acquisition.........................................................9
 2.02  Allocation of Purchase Price............................................9

ARTICLE III. CLOSING...........................................................9

 3.01  Closing.................................................................9
 3.02  Payment at Closing......................................................9
 3.03  Purchaser's Additional Closing Date Deliveries.........................10
 3.04  Parent's Closing Date Deliveries.......................................10

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT..........................11

 4.01  Organization, Authority and Qualification of Parent and the Companies..11
 4.02  Capitalization of the Companies; Ownership of the Interests............12
 4.03  No Conflict............................................................12
 4.04  Corporate Books and Records............................................13
 4.05  Financial Information..................................................13
 4.06  No Undisclosed Liabilities.............................................13
 4.07  Absence of Certain Changes, Events and Conditions......................13
 4.08  Actions; Reserves......................................................14
 4.09  Compliance with Laws...................................................15
 4.10  Material Contracts.....................................................15
 4.11  Title to Property......................................................16
 4.12  Intellectual Property..................................................16
 4.13  Personal Property......................................................17
 4.14  Employee Matters.......................................................17
 4.15  Environmental Matters..................................................18
 4.16  Taxes..................................................................18
 4.17  Insurance..............................................................19
 4.18  Brokers................................................................19
 4.19  Investment Company Act; Investment Advisors Act........................19
 4.20  Bank Accounts..........................................................19
 4.21  OFAC Compliance........................................................20
 4.22  Permits................................................................20

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER....................20

 5.01  Organization and Authority of the Purchaser............................20
 5.02  No Conflict; Consents and Approvals....................................21



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 5.03  Securities Act.........................................................21
 5.04  Litigation; Observance of Orders.......................................21
 5.05  Brokers................................................................21
 5.06  Financial Statements...................................................22
 5.07  Available Funds........................................................22
 5.08  Solvency...............................................................22

ARTICLE VI. ADDITIONAL AGREEMENTS.............................................22

 6.01  Conduct of Business Prior to the Closing; Notifications................22
 6.02  Access to Information..................................................24
 6.03  Confidentiality; Public Announcements..................................25
 6.04  Consents; Regulatory Filings; Satisfaction of Conditions...............26
 6.05  Nonsolicitation; Specific Performance..................................26
 6.06  Securities Law Legends.................................................27
 6.07  Transfer Taxes.........................................................27
 6.08  Indemnification and Insurance..........................................27
 6.09  Notice Regarding Commitment Amount.....................................28
 6.10  Reserves...............................................................28
 6.11  Right to Control Litigation; Right to Insurance and Other Payments.....28
 6.12  Payment of Existing Obligations........................................29

ARTICLE VII. EMPLOYEE MATTERS.................................................29

 7.01  Service Recognition....................................................29

ARTICLE VIII. CONDITIONS TO CLOSING...........................................29

 8.01  Conditions to the Obligations of Each Party............................29
 8.02  Conditions to the Obligations of the Purchaser.........................30
 8.03  Conditions to the Obligations of Parent................................30

ARTICLE IX. INDEMNIFICATION...................................................31

 9.01  Indemnification of the Purchaser.......................................31
 9.02  Indemnification of Parent..............................................32
 9.03  Notice of Claims.......................................................33
 9.04  Notice and Defense of Third Party Claims...............................33
 9.05  Determination of Amount; Indemnification Payments......................34
 9.06  Tax Treatment..........................................................35
 9.07  Exclusive Remedies; Additional Limitations.............................35
 9.08  Mitigation.............................................................35

ARTICLE X. TERMINATION AND WAIVER.............................................36

 10.01  Termination...........................................................36
 10.02  Notice of Termination.................................................36
 10.03  Effect of Termination.................................................36


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 10.04  Waiver................................................................36

ARTICLE XI. GENERAL PROVISIONS................................................37

 11.01  Survival of Representations, Warranties, Covenants and Agreements.....37
 11.02  Expenses..............................................................37
 11.03  Notices...............................................................37
 11.04  Severability..........................................................38
 11.05  Entire Agreement......................................................38
 11.06  Amendment.............................................................38
 11.07  Assignment; Third Party Beneficiaries.................................38
 11.08  Access to Records after Closing.......................................39
 11.09  Governing Law.........................................................39
 11.10  Counterparts..........................................................39
 11.11  WAIVER OF JURY TRIAL..................................................39
 11.12  Supplementation or Amendment of the Parent Disclosure Schedule........39
 11.13  Disclaimer of Warranties..............................................40

ANNEXES

Annex A      --      Definitions

Annex B      --      Form of Indemnity and Reserves Escrow Agreement






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

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT

         THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this "Agreement"), dated as of March 30, 2006, is made and entered into by and between RUSH FINANCIAL TECHNOLOGIES, INC., a Texas corporation (the "Purchaser") and TAL FINANCIAL SERVICES, LLC, a Delaware limited liability company ("Parent").

                                    Recitals
                                    --------

         WHEREAS, Parent is the holder of 100% of the outstanding membership interests (the "Interests") of each of (i) Terra Nova Trading, L.L.C., an Illinois limited liability company ("TNT"), (ii) Market Wise Securities, LLC, a Delaware limited liability company ("MWS"), and (iii) Market Wise Stock Trading School, LLC, a Colorado limited liability company ("School," and, together with TNT and MWS, the "Companies");

         WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, Parent desires to sell the Interests to the Purchaser, and the Purchaser desires to purchase the Interests; and

         WHEREAS, the Purchaser has informed Parent that following the execution of this Agreement the Purchaser will raise additional funds for working capital and other purposes.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE I.
                                   DEFINITIONS

         1.01 Definitions. Certain capitalized terms used in this Agreement not otherwise defined herein are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

         1.02 Rules of Construction. Unless the context otherwise requires, as used in this Agreement (a) a term has the meaning ascribed to it; (b) an accounting term not otherwise defined has the meaning ascribed to it in accordance with GAAP; (c) "or" is not exclusive; (d) "including" means "including, without limitation;" (e) words in the singular include the plural;
(f) words in the plural include the singular; (g) words applicable to one gender shall be construed to apply to each gender; (h) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (i) the terms "Article" or "Section" shall refer to the specified Article or Section of this Agreement; (j) the descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement; (k) the Parent Disclosure Schedule, the Purchaser Disclosure Schedule and the Annexes referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; and (l) reference to any statute means such statute (including all rules and regulations promulgated thereunder) as amended from time to time and includes any successor legislation.


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                                  ARTICLE II.
                              PURCHASE OF INTERESTS

         2.01 The Acquisition. Pursuant to the terms and subject to the conditions set forth in this Agreement, the Purchaser agrees to purchase the Interests from Parent on the Closing Date (the "Acquisition") for an aggregate cash purchase price of $25 million (the "Aggregate Purchase Price").

         2.02 Allocation of Purchase Price. The parties acknowledge that, because each of the Companies is disregarded under Treasury Regulation 301.7701-3, the purchase of the Interests will be treated as a purchase of the assets owned by the Companies for income tax purposes. Accordingly, within 30 days following the Closing, Parent and the Purchaser shall negotiate and draft a schedule (the "Allocation Schedule") allocating the Aggregate Purchase Price (including, for purposes of this Section 2.02, any other consideration deemed paid to Parent, including any liabilities of the Companies) among the assets of the Companies. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. Parent and the Purchaser each agrees that promptly upon receiving said Allocation Schedule it shall return an executed copy thereof to the other party. Parent and the Purchaser each agrees to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule. Parent and the Purchaser each agrees to provide the other promptly with any other information required to complete Form 8594.

                                  ARTICLE III.
                                     CLOSING

         3.01 Closing. The Closing shall take place at the offices of Andrews Kurth LLP, Dallas, Texas, (a) at 10:00 am, local time, on the fourth Business Day following the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII or (b) on such other date or at such other place or time as shall be agreed upon by the Purchaser and Parent.

         3.02 Payment at Closing. Subject to satisfaction or, if permissible, waiver of the conditions precedent set forth in Article VIII, at the Closing the Purchaser shall:

         (a) pay Parent, by wire transfer of immediately available funds to an account to be designated by Parent at least two (2) Business Days prior to the Closing Date, an amount equal to:

                  (i))     the Aggregate Purchase Price, less

                  (ii)     the Escrowed Purchase Price; and

         (b) deliver to the Indemnity and Reserves Escrow Agent the Escrowed Purchase Price, by wire transfer of immediately available funds to an account to be designated by the Indemnity and Reserves Escrow Agent at least two (2) Business Days prior to the Closing Date.


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         3.03     Purchaser's Additional Closing Date Deliveries. Subject to
satisfaction or, if permissible, waiver of the conditions precedent set forth in
Article VIII, at the Closing the Purchaser shall deliver to Parent all of the following:

         (a) a certificate of the secretary or an assistant secretary of the Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to Parent, as to (i) the resolutions of the Board of Directors of the Purchaser authorizing the execution and performance of this Agreement, any Ancillary Agreement to which the Purchaser is a party and the transactions contemplated hereby and thereby and (ii) incumbency and signatures of the officers of the Purchaser executing this Agreement and any such Ancillary Agreement;

         (b) a certificate of good standing of the Purchaser issued as of a recent date by the Secretary of State of Texas; and

         (c) the certificate contemplated by Section 8.03(a), duly executed by a duly authorized officer of the Purchaser.

         3.04 Parent's Closing Date Deliveries. Subject to satisfaction or, if permissible, waiver of the conditions precedent set forth in Article VIII, at the Closing Parent shall deliver, or cause to be delivered, to the Purchaser all of the following:

         (a) a certificate of the secretary, an assistant secretary or other authorized officer of Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser, as to (i) the resolutions of the Management Committee of Parent authorizing the execution and performance of this Agreement, any Ancillary Agreement to which Parent is a party and the transactions contemplated hereby and thereby and (ii) incumbency and signatures of the officers of Parent executing this Agreement and any such Ancillary Agreement;

         (b) a certificate of the secretary, an assistant secretary or other authorized officer of each of the Companies, in form and substance reasonably satisfactory to the Purchaser, certifying as to the Organizational Documents of the applicable Company;

         (c) a certificate of good standing of each of the Companies issued as of a recent date by the Secretary of State of the jurisdiction of formation of the applicable Company;

         (d) the certificate contemplated by Section 8.02(a), duly executed by a duly authorized officer of Parent;

         (e) Endorsed Certificates, with respect to Interests that are certificated, or assignments evidencing the Interests that are not certificated; and

         (f) such other certificates, instruments and documents in furtherance of the transactions contemplated by this Agreement as the Purchaser or its counsel may reasonably request.


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                                  ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES
                                    OF PARENT

         Except as set forth in the Parent Disclosure Schedule, Parent hereby represents and warrants to the Purchaser as follows:

         4.01 Organization, Authority and Qualification of Parent and the Companies.

         (a) Parent is a limited liability company, and each of the Companies is a limited liability company, each duly organized, validly existing and in good standing under the Laws of the State of its formation, and each of them has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Each of the Companies is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not reasonably be expected to have a Material Adverse Effect. Section 4.01(a) of the Parent Disclosure Schedule sets forth each jurisdiction in which the Companies are qualified to do business as of the date hereof.

         (b) True and complete copies of the Organizational Documents of the Companies, each as in effect on the date hereof, have been made available to the Purchaser. None of the Companies is in violation of any provision of its respective Organizational Documents.

         (c) Parent has all necessary power and authority to enter into this Agreement and each of the Ancillary Agreements to which Parent is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the applicable Ancillary Agreements by Parent, the performance by Parent of its obligations hereunder and thereunder and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Parent and its members and no other proceedings on the part of Parent or its members are necessary to authorize this Agreement or such Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

         (d) This Agreement has been duly executed and delivered by Parent and (assuming due authorization, execution and delivery of this Agreement by the Purchaser) constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, and upon execution and delivery by Parent of each of the Ancillary Agreements to which it is a party, each such Ancillary Agreement (assuming due authorization, execution and delivery by the Purchaser or the other party or parties thereto) will be a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, in each case except as enforcement may be limited by general principles of equity whether applied in a court of


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         law or a court of equity and by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws effecting creditors' rights and remedies generally.

         4.02     Capitalization of the Companies; Ownership of the Interests.

         (a) Parent is, and will as of the Closing Date be, the sole owner of all of the outstanding Interests. As of the date hereof the Interests are, and as of the Closing Date the Interests will be, the only equity interests of the Companies issued and outstanding. No Interests have been issued in violation of, and, except as set forth in
         Section 4.02(a) of the Parent Disclosure Schedule, none is subject to, any preemptive rights, rights of first refusal or other similar rights. Except as set forth in Section 4.02(a) of the Parent Disclosure Schedule, there are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any Interests. All of the Interests are owned by Parent, free and clear of all Encumbrances.

         (b) Except as set forth in Section 4.02(b) of the Parent Disclosure Schedule and except for this Agreement, there are no rights, agreements, arrangements, commitments or understandings relating to the issuance, sale, purchase, redemption, voting or transfer of any Interests or obligating the Companies to issue any membership interests or Parent to sell any Interests.

         4.03 No Conflict. Except as set forth in Section 4.03 of the Parent Disclosure Schedule, the execution, delivery and performance by Parent of this Agreement or any Ancillary Agreement to which Parent is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in the breach of any provision of the Organizational Documents of Parent or of any of the Companies, (b) conflict with or violate any Law, Governmental Order or Regulatory Rule applicable to Parent or any of the Companies or by which any property or asset of any of them is bound, (c) require any Governmental Order or Regulatory Order or action by, filing with, or notification to, any Governmental Authority or Self-Regulatory Organization, other than (i) such filings, applications and/or notices as may be required under the rules of the National Association of Securities Dealers, Inc. (the "NASD"), (ii) such filings, notices, approvals and/or consents to be obtained from any other Self-Regulatory Organization and (iii) such actions, filings, notices or approval required by foreign laws or state securities, takeover and "blue sky" laws, or (d) conflict with, result in any breach of or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent or notice under, or give to others any rights of acceleration, termination, amendment or cancellation of, or result in the creation of any Encumbrance on the Interests or any asset or property of any of the Companies pursuant to any Material Contract or any other note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or obligation to which Parent or any of the Companies is a party or by which any property or asset of Parent or any of the Companies is bound, except, in the case of clauses
(b) or (d), any such conflicts, violations, breaches, defaults, rights, losses of rights or Encumbrances that, or any such actions, filings, notifications, consents or notices the failure of which to be obtained, made or taken, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or would not prevent the consummation of any of the transactions contemplated hereby.


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         4.04     Corporate Books and Records.  True and complete copies of the minute books of each of the Companies have been made available by Parent to the Purchaser.

         4.05 Financial Information. Section 4.05 of the Parent Disclosure Schedule contains the (i) the audited balance sheets of each of TNT and MWS as of December 31, 2003, 2004 and 2005, and the related audited statements of income of each of such Companies for the years then ended, and (ii) the unaudited balance sheets of School as of December 31, 2004 and 2005, and the related unaudited statements of income for the years then ended, together in each case with all related notes and schedules thereto (collectively referred to herein as the "Financial Statements") and (in the case of the audited financial statements referred to in clause (i) above) reports thereon of TNT's or MWS' independent accountants, as applicable. The Financial Statements (A) were prepared in accordance with the books of account and other financial records of the applicable Company, (B) present fairly, in all material respects, (1) the financial position of TNT, MWS or School, as the case may be, as of the respective dates set forth therein and (2) the results of operations of TNT, MWS or School, as the case may be, for the respective periods covered thereby and
(C) except where noted therein and except where Regulatory Rules require otherwise, have been prepared in accordance with GAAP, subject, in the case of the unaudited financial statements referred to in clauses (ii) and (iii) above, to normal year-end adjustments.

         4.06 No Undisclosed Liabilities. There are no Liabilities of the Companies as of the date hereof that would be required to be reflected or reserved against in a balance sheet prepared in accordance with GAAP, other than
Liabilities:

         (a) reflected on or reserved against in the Financial Statements or the notes thereto;

         (b) incurred since the Balance Sheets Date in the ordinary course of business;

         (c)      set forth in Section 4.06 of the Parent Disclosure Schedule;

         (d) for performance obligations pursuant to contracts under which none of the Companies is in default;

         (e) incurred in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby; or

         (f) other Liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

         4.07 Absence of Certain Changes, Events and Conditions. Except as set forth in Section 4.07 of the Parent Disclosure Schedule or with respect to actions taken subsequent to the date of this Agreement and not in violation of
Section 6.01, since the Balance Sheets Date, the business of each of the Companies has been conducted in all material respects in the ordinary course, consistent with past practice, and, since such date, there has not been, with respect to or by the Companies:

         (a)      any Material Adverse Effect;


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         (b)      any material change by the Companies in their accounting
         methods, principles or practices other than as required by GAAP;

         (c) any declaration, setting aside or payment of any dividend or distribution in respect of the Interests or any redemption, purchase or other acquisition by Parent of any securities of the Companies;

         (d) any material increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase, phantom stock or other employee benefit plan made available to officers or employees of the Companies, other than in the ordinary course of business consistent with past practices;

         (e) any material increase in salaries or other benefits paid or made available to officers or employees of the Companies, other than in the ordinary course of business consistent with past practices;

         (f) any action by any of the Companies to (i) incur any material Indebtedness or any renewals or extensions thereof, except in the ordinary course of business consistent with past practice, (ii) enter into any agreement requiring the maintenance of a specified net worth of the Companies, or (iii) make any loans, advances (except in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any Person, except, in each case, Indebtedness incurred or net capital requirements of the NASD resulting from the ordinary course of operations of a self-clearing broker-dealer;

         (g) any sale or other disposition of any material properties, assets or businesses of the Companies;

         (h) any acquisition, including by merger or consolidation, of any material properties, assets or businesses; or

         (i) any material casualty loss affecting any portion of any of the properties or other assets or operations of the Companies which was not covered by insurance.

         4.08     Actions; Reserves.

         (a) Except as disclosed in Section 4.08(a) of the Parent Disclosure Schedule, to the Knowledge of Parent, as of the date hereof there is no Action by any Governmental Authority or Self-Regulatory Organization pending (with respect to which Parent or any of the Companies has been served or notified in writing) or threatened against or affecting any of the Companies or any property or other asset of the Companies, except such Actions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in Section 4.08(a) of the Parent Disclosure Schedule, there are no material outstanding Governmental Orders or Regulatory Orders against or affecting the Companies or any property or other asset of the Companies.


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         (b)      Section 4.08(b) of the Parent Disclosure Schedule identifies the pending Actions for which TNT has established cash reserves for potential liability with respect to such pending Actions as of the date hereof (the "Reserves").

         4.09 Compliance with Laws. Except as disclosed in Section 4.09 of the Parent Disclosure Schedule, to the Knowledge of Parent, each of the Companies and its properties, assets and businesses are currently in compliance with all Laws, Regulatory Rules and Governmental Orders applicable to it or any of its properties or other assets, other than those instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

         4.10     Material Contracts.

         (a) Section 4.10(a) of the Parent Disclosure Schedule lists each of the following contracts and agreements (whether oral or written), to which any of the Companies is a party or by which any of the Companies or any of their properties or assets are subject or bound in effect as of the date of this Agreement (collectively, the "Material Contracts"):

                  (i) any agreement or commitment of any of the Companies for capital expenditures or the acquisition or construction of fixed assets in excess of $50,000 for any single project;

                  (ii) any lease of real property from or to third parties providing for payments to or from any of the Companies under such lease at an annual rate in excess of $50,000;

                  (iii) any contract for the lease of personal property from or to third parties providing for lease payments to or from any of the Companies in excess of $50,000 per annum or having a remaining term longer than 1 year;

                  (iv) any contract relating to Indebtedness of any of the Companies (excluding trade payables) in excess of $50,000;

                  (v) any non-competition agreement or other contract or agreement that limits or purports to limit the ability of the Companies to compete in any line of business or with any Person or in any geographic area or during any period of time;

                  (vi) any contract or agreement between Parent and any Company or any Company and any Affiliate thereof;

                  (vii) any contract or agreement of any of the Companies establishing a joint venture or partnership;

                  (viii) any contract, agreement or arrangement with an independent contractor or consultant (or similar arrangement) pursuant to which payments in excess of $50,000 in any 12-month period are required to be made by any of the Companies after the date hereof, other than contracts, agreements or arrangements that are cancelable without penalty or further payment with less than thirty days' notice;


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                  (ix)     any finder's agreement pursuant to which a payment
         would be required by the Companies in connection with this Agreement;
         and

                  (x) any other material contract, agreement or arrangement not entered into in the ordinary course of business consistent with past practice that requires aggregate annual payments in excess of $50,000 to or from the Companies.

         (b) Parent and the Companies have made available to the Purchaser a true and complete copy of each Material Contract. With respect to each Material Contract, except as set forth in Section 4.10(b) of the Parent Disclosure Schedule, as of the date hereof: (i) such Material Contract is legal, valid, binding and enforceable against the Company which is a party thereto and in full force and effect, in each case subject to general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws effecting creditors' rights and remedies generally; and (ii) to the Knowledge of Parent, none of the Companies is in material breach of or default under such Material Contract, and, to the Knowledge of Parent, no event has occurred with respect to any of the Companies which, with notice or lapse of time, would constitute a material breach or default or would give to others material rights of termination, modification or acceleration under such Material Contract.

         4.11     Title to Property.

         (a) None of the Companies owns any real property or is presently a party to any agreement to purchase any real property.

         (b) Section 4.11 of the Parent Disclosure Schedule sets forth a list of each lease or similar agreement under which any of the Companies is lessee of, holds, uses or operates any real property owned by a third Person that is material to the operations of the Companies as of the date hereof. The leasehold or other interest of the applicable Company in such real property is not subject to any Encumbrances, other than Permitted Encumbrances. As to each such lease or agreement, the applicable Company has the right to quiet enjoyment of all such real property for the term of the applicable agreement relating thereto, which rights are sufficient for the current operations of such Company.

         4.12     Intellectual Property.

         (a) To the Knowledge of Parent, Section 4.12(a) of the Parent Disclosure Schedule contains a list of all Copyrights, Patent Rights and Trademarks owned by the Companies which are material to the conduct of their businesses, as currently conducted.

         (b) Except as disclosed in Section 4.12(b) of the Parent Disclosure Schedule, to the Knowledge of Parent: (i) all Patent Rights and all registrations for Copyrights and Trademarks identified in
         Section 4.12(a) of the Parent Disclosure Schedule are valid and in force, all without challenge of any kind; and (ii) each Company has the right to bring actions for infringement or unauthorized use of the Copyrights, Patent Rights, Trademarks owned by such Company.

         (c) Except as disclosed in Section 4.12(c) of the Parent Disclosure Schedule, to the Knowledge of Parent, no written notice of a claim of any infringement of any Intellectual Property of any other Person has been made or asserted to any Company in respect of the conduct of its business.

         (d) Except as disclosed in Section 4.12(d) of the Parent Disclosure Schedule, no proceedings are pending before a Governmental Authority or, to the Knowledge of Parent, threatened against any of the Companies which challenge the validity or ownership of any Copyright, Patent Right or Trademark identified in Section 4.12(a) of the Parent Disclosure Schedule.

         4.13 Personal Property. Section 4.13 of the Parent Disclosure Schedule sets forth a list of all equipment, furniture and other tangible personal property owned by any of the Companies as of the date hereof having an original cost of $2,500 or more.

         4.14     Employee Matters.

         (a) With respect to each incentive compensation, deferred compensation, equity based, severance, employment, change of control or employee benefit plan, program, arrangement and contract (including any "employee benefit plan," as defined in section 3(3) of ERISA), maintained or contributed to by any of the Companies or with respect to which any of the Companies may have any liability (contingent, secondary or otherwise), whether or not such plan, program, arrangement or contract has been terminated prior to the date of this Agreement, (the "Plans"), Parent has made available to the Purchaser a true and complete copy of (i) each Plan; (ii) the most recent annual report (Form 5500) filed with the IRS for each Plan for which such report is required; (iii) each trust agreement or other funding arrangement, if applicable, relating to each Plan; (iv) the most recent summary plan description for each Plan for which a summary plan description is required; and (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Plan qualified under section 401(a) of the Code. None of the Plans are subject to Section 412 of the Code or Title IV of ERISA. Section 4.14(a) of the Parent Disclosure Schedule sets forth a true, correct and complete list of the Plans.

         (b) Each of the Plans has been operated and administered in accordance in all material respects with its terms and applicable Laws, including ERISA and the Code, and all contributions required to have been made by the terms of each of the Plans or applicable Law have been made. Each Plan intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter, or is a prototype plan which has received a favorable opinion letter, from the IRS. Except as set forth in Section 4.14(b) of the Parent Disclosure Schedule, no Plan is a multiemployer plan or a multiple employer plan.

         (c) There is no ongoing labor dispute, strike or work stoppage against any of the Companies, or, to the Knowledge of Parent, pending or overtly threatened, which may interfere with the business activities of the Companies. Except as set forth in Section 4.14(c) of the Parent Disclosure Schedule, none of the Companies, nor their representatives or employees, has committed any unfair labor practices in connection with the operation of the businesses of the Companies, and there is no charge or complaint pending or, to the Knowledge of Parent, overtly threatened against the Companies by the National Labor Relations Board or any comparable state agency.

         (d) None of the Companies is a party to any collective bargaining agreement. To the Knowledge of Parent, no collective bargaining agent has been certified as a representative of any employee of the Companies, and no union organizational campaign is currently pending with respect to any employees of the Companies.

         (e) Except as set forth in Section 4.14(e) of the Parent Disclosure Schedule, each Plan may be unilaterally terminated by the Company or any of the Companies, as applicable, at any time without liability other than for benefits accrued as of the date of such termination.

         (f) Except as set forth in Section 4.14(f) of the Parent Disclosure Schedule, none of the Companies has any obligation to provide health or other welfare benefits to any person after termination of employment except as required by sections 601 through 609 of ERISA.

         4.15 Environmental Matters. Except as disclosed in Section 4.15 of the Parent Disclosure Schedule, (a) to the Knowledge of Parent, each of the Companies is in compliance in all material respects with all applicable Environmental Laws and (b) since January 1, 2004, none of the Companies has received written notice from any Person relating to any alleged material noncompliance with applicable Environmental Laws and there are no material pending or, to the Knowledge of Parent, threatened, Actions relating to any Environmental Laws with respect to the Companies or any of their properties or other assets. This Section 4.15 contains the sole representations and warranties made by Parent with respect to Environmental Laws and no representation or warranty as to Environmental Laws is intended, or shall be implied, from any other provision in this Agreement.

         4.16     Taxes.

         (a) Except as set forth in Section 4.16(a) of the Parent
         Disclosure Schedule, to the Knowledge of Parent: (i) all Tax Returns that were required to be filed by or with respect to any of the Companies since January 1, 2002 have been duly and timely filed (taking into account proper extensions); (ii) all Taxes owed by any of the Companies that are or have become due since January 1, 2002 have been timely paid in full, other than such Taxes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iii) all Tax withholding and deposit requirements imposed on or with respect to any of the Companies since January 1, 2002 have been satisfied in all respects; and (iv) as of the date hereof there are no Encumbrances (other than Permitted Encumbrances) on any of the assets of the Companies that arose in connection with any failure (or alleged failure) to pay any Tax.

         (b) There is no claim in writing against Parent with respect to any of the Companies or against any of the Companies for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened, in each case in writing, with respect to any Tax Return of or with respect to any of the Companies, that has not been paid or resolved.

         (c) Since January 1, 2002, no claim has been made by an authority in writing in a jurisdiction where the Companies, or Parent with respect to the Companies, does not file Tax Returns that it is or may be subject to any material taxation in that jurisdiction.

         (d) There is not in force any extension of time with respect to the due date for the filing of any Tax Return with respect to any of the Companies or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of the Companies.

         (e) There are no Tax allocation or sharing agreements affecting any of the Companies.

         (f) Since January 1, 2002, none of the Companies (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has had any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

         4.17 Insurance. Section 4.17 of the Parent Disclosure Schedule sets forth a true, correct and complete list of each insurance policy maintained by Parent or the Companies with respect to the operations of the Companies as of the date hereof. Parent has made available to the Purchaser true and complete copies of each of the insurance policies covering the Companies as are in effect on the date hereof. With respect to each such insurance policy, none of Parent or any of the Companies is in material breach or default thereunder (including with respect to the payment of premiums or the giving of notice) and, to the Knowledge of Parent, there has been no occurrence or event which, with notice or the lapse of time or both, would constitute such a material breach or default under such policy.

         4.18 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Parent or any of the Companies other than Sandler O'Neill & Partners, L.P.

         4.19 Investment Company Act; Investment Advisors Act. None of the Companies is an "investment advisor" within the meaning of the Investment Advisors Act of 1940, as amended. None of the Companies is an "investment company" or a company "controlled" by an "investment company," in each case within the meaning of the Investment Company Act of 1940, as amended.

         4.20 Bank Accounts. Section 4.20 of the Parent Disclosure Schedule sets forth the names and locations of all institutions at which any of the Companies maintains accounts or lock boxes of any nature, the account or box number and the names of all Persons authorized to sign or otherwise act with respect thereto as of the date hereof.

         4.21 OFAC Compliance. Except as set forth in Section 4.21 of the Parent Disclosure Schedule, since January 1, 2004, none of the Companies has received any written notice of violation of any program administered by the Office of Foreign Asset Control of the U. S. Department of Treasury, including any program the regulations of which are codified in Chapter 5 of Subtitle B of Title 31, Code of Federal Regulations, except such violations or conduct that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

         4.22 Permits. To the Knowledge of Parent, each of the Companies holds all permits, licenses, registrations, certificates, clearances or approvals from Governmental Authorities ("Permits") necessary to entitle it to own or lease its properties and to conduct its business substantially as presently conducted. Section 4.22 of the Parent Disclosure Schedule sets forth a list of all material Permits issued to or held by the Companies as of the date hereof. To the Knowledge of Parent, each such material Permit is in full force and no suspension, revocation or cancellation of such Permit is threatened.

                                   ARTICLE V.
                        REPRESENTATIONS AND WARRANTIES OF
                                  THE PURCHASER

         Except as set forth in the Purchaser Disclosure Schedule, the Purchaser hereby represents and warrants to Parent as follows:

         5.01 Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Purchaser has all necessary corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which the Purchaser is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the applicable Ancillary Agreements by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser and its stockholders and no other corporate proceedings on the part of the Purchaser or its stockholders are necessary to authorize this Agreement or such Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by Parent) this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, and upon execution and delivery by the Purchaser of each of the Ancillary Agreements to which it is a party, each such Ancillary Agreement will be (assuming due authorization, execution and delivery by Parent or the other party or parties thereto) a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, in each case except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws effecting creditors' rights and remedies generally.

         5.02     No Conflict; Consents and Approvals.  Except as set forth in
Section 5.02 of the Purchaser Disclosure Schedule, the execution, delivery and performance by the Purchaser of this Agreement or any Ancillary Agreement to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in the breach of any provision of the Organizational Documents of the Purchaser, (b) conflict with or violate any Law, Governmental Order or Regulatory Rule applicable to the Purchaser or by which any property or asset of the Purchaser is bound, (c) require any Governmental Order or Regulatory Order or action by, filing with or notification to any Governmental Authority or Self-Regulatory Organization, other than (i) such filings, applications and/or notices as may be required under the rules of the NASD, (ii) such filings, notices, approvals and/or consents to be obtained from any other Self-Regulatory Organization and (iii) such actions, filings, notices or approval required by foreign laws or state securities, takeover and "blue sky" laws, or (d) conflict with, result in any breach of or constitute a default (or an event which, with the giving of notice or lapse or time, or both, would become a default) under, require any consent or notice under, or give to others any rights of acceleration, termination, amendment or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or obligation to which the Purchaser is a party or by which any asset or property of the Purchaser is bound, except, in the case of clauses (b) or (d), any such conflicts, violations, breaches, defaults, rights, losses of rights or Encumbrances that, or any such actions, filings, notifications, consents or notices the failure of which to be obtained, made or taken, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Purchaser or would not prevent the consummation of any of the transactions contemplated hereby.

         5.03 Securities Act. The Purchaser is acquiring the Interests solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. The Purchaser acknowledges that the Interests are not registered under the Securities Act or any applicable state or foreign securities law, and that the Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and in accordance with state or foreign securities laws and regulations, as applicable.

         5.04     Litigation; Observance of Orders.  Except as set forth in
Section 5.04 of the Purchaser Disclosure Schedule, there are no Actions, Governmental Orders or Regulatory Orders pending or, to the knowledge of the Purchaser, threatened (a) against or affecting the Purchaser which involve the possibility of adversely affecting or preventing the transactions contemplated by this Agreement or the ability of the Purchaser to perform its obligations contemplated by this Agreement or any Ancillary Agreement to which the Purchaser is a party or which could reasonably be expected to adversely affect the validity or enforceability of this Agreement or any such Ancillary Agreement or
(b) that question the legality of the transactions contemplated by this Agreement or seek to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

         5.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Purchaser.

         5.06 Financial Statements. The financial statements of the Purchaser included in the Purchaser's documents filed with the SEC since September 30, 2004 have been prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form QSB under the Exchange
Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Purchaser and its consolidated subsidiaries at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

         5.07 Available Funds. The Purchaser has raised or received commitments for a minimum of $29 million (the "Financing Amount") pursuant to an equity offering (the "Financing"). The proceeds from the Financing will provide sufficient funds for the Purchaser to consummate the transactions contemplated by this Agreement, including the payment of the Aggregate Purchase Price, and to pay all related fees and expenses. The Financing has been, and will continue to be, conducted pursuant to an exemption from the registration requirements of the Securities Act and in compliance with other applicable Law. The Financing Amount consists of a minimum of $28 million on deposit with the Offering Escrow Agent and a commitment to provide at least $1 million (the "Commitment Amount"), which amount is represented by executed subscription agreements between the Purchaser and certain Subscribers (the "Subscribers"), complete and correct copies of which are contained in Section 5.07 of the Purchaser Disclosure Schedule (the "Subscription Agreements"). There are no facts or circumstances known to the Purchaser that create a basis for the Purchaser to believe that it will not obtain the Financing Amount (including the Commitment Amount). There are no conditions precedent or other contingencies related to the Financing Amount or the Commitment Amount other than as set forth in the Securities Purchase Agreement, dated as of March 15, 2006, between the Purchaser and the equity purchasers identified on the signature pages thereto (the "Financing Agreement") or the Subscription Agreements, as the case may be. The Financing Agreement and the Subscription Agreements are in full force and effect as of the date hereof.

         5.08 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Purchaser will not be insolvent and the assets of the Purchaser will exceed its liabilities. In connection with the consummation of the transactions contemplated hereby, the Purchaser does not intend (a) that it would incur, and does not believe that it will incur, debts that would be beyond its ability to pay as the debts mature or that it will have unreasonably small capital with which to engage in its business or (b) to hinder, delay or defraud any of its creditors.

                                  ARTICLE VI.
                              ADDITIONAL AGREEMENTS

         6.01     Conduct of Business Prior to the Closing; Notifications.

         (a) Parent covenants and agrees that, between the date of this Agreement and the Closing, except as set forth in Section 6.01(a) of the Parent Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless the Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed):

                  (i) Parent shall cause the Companies to conduct their businesses only in the ordinary course of business and in a manner consistent with past practice; and

                  (ii) Parent shall cause each of the Companies to use its commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of the current employees of the Companies and to preserve the current relationships of the Companies with customers, contractholders and other Persons with whom the Companies have significant business relations.

         (b) By way of amplification and not limitation of the foregoing, except as expressly contemplated by this Agreement, as reflected in
         Section 6.01(b) of the Parent Disclosure Schedule, or as required by Law, Regulatory Rule, Governmental Order or Regulatory Order, Parent shall not, solely with respect to the Companies, and shall not permit any of the Companies to, between the date of this Agreement and the Closing, directly or indirectly, do, or propose to do, any of the following, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed):

                  (i) amend or otherwise change any of its Organizational Documents;

                  (ii) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, the Interests or any other equity interests of the Companies, other than Permitted Encumbrances;

                  (iii) declare, set aside, make or pay any distribution payable in cash, securities, property or otherwise, with respect to any Interests;

                  (iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, the Interests or any other equity interests of the Companies;

                  (v) (A) acquire or dispose of (including by merger, consolidation or acquisition or disposition of equity interests or assets) any interest owned by the Companies in any Person or any assets of the Companies, other than (i) in the ordinary course of business consistent with past practice and (ii) any other acquisitions or dispositions of assets with a fair market value that is not, in the aggregate with all other such acquisitions or dispositions, in excess of $10,000; (B) incur any Indebtedness, except Indebtedness incurred in the ordinary course of operations of a self-clearing broker-dealer; (C) make any loans or advances to any Person, other than Parent or any of the Companies; (D) commit to make or make capital expenditures in excess of $10,000 where such obligation would continue after the Closing, other than pursuant to previously budgeted projects or consistent with past practice; (E) amend or terminate any Material Contract other than in the ordinary course of business; or (F) otherwise agree to take any action that would be prohibited by this paragraph (v);

                  (vi) materially increase the compensation payable or to become payable to any managers, officers, employees or consultants of the Companies, other than in the ordinary course of business and consistent with past practice;

                  (vii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any officer or other employee of the Companies, other than in the ordinary course of business and consistent with past practice;

                  (viii) establish, adopt, enter into or amend any benefit provided under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any officer or employee of the Companies, other than as required by any such plan or required by Law in order to qualify for favorable tax treatment;

                  (ix) make any material change in the accounting policies or procedures applied in the preparation of the Financial Statements, except to the extent required by GAAP; or

                  (x) pay, discharge or satisfy any material Liability, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of Liabilities reflected or reserved against in the Financial Statements or subsequently incurred in the ordinary course of business and consistent with past practice or in accordance with the provisions of this Section 6.01.

         (c) The Purchaser shall give prompt notice to Parent, and Parent shall give prompt notice to the Purchaser, of the occurrence, or nonoccurrence, of any event the occurrence or nonoccurrence of which would cause or result in (i) any representation or warranty made by such Person contained in this Agreement to be untrue or inaccurate or
         (ii) any covenant, condition or agreement of such Person contained in this Agreement not to be complied with or satisfied. Each of the Purchaser and Parent shall give prompt written notice to the other of any Action that shall be instituted against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

         6.02 Access to Information. Subject to Section 6.03, except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Parent or any of the Companies is a party or pursuant to applicable Law or Regulatory Rule, from the date of this Agreement until the Closing (or the earlier termination of this Agreement pursuant to Section 10.01), upon reasonable advance notice, Parent shall cause the Companies to: (a) afford the officers, employees and authorized agents, accountants, counsel and representatives of the Purchaser (collectively, the "Purchaser Representatives") reasonable access, during normal business hours, to the offices, properties, personnel, other facilities and books and records of the Companies, (b) to use reasonable efforts to afford the Purchaser Representatives reasonable access to the employees, accountants, attorneys and other consultants of the Companies who have any knowledge relating to the Companies or any of their respective businesses or operations and (c) make available to the Purchaser Representatives such additional financial and operating data and other information regarding the assets, properties and goodwill of the Companies as the Purchaser or any of the Purchaser Representatives may from time to time reasonably request; provided, however, that (i) the Companies shall not be required to waive any privilege which they may possess in discharging the obligation pursuant to this Section 6.02, or (ii) the Purchaser and the Purchaser Representatives shall not, without the prior written consent of Parent, contact or communicate with any customer, employee, vendor or other business partner of the Companies, provided that Purchaser may engage in discussions with employees of the Companies but only in the presence of one or more of Chris Doubek, Michael Nolan or Patricia Kane. The Purchaser agrees that such investigation shall be conducted in such a manner so as to not interfere unreasonably with the operations of the Companies and that any information disclosed pursuant to this Section 6.02 shall be subject to the provisions of Section 6.03.

         6.03     Confidentiality; Public Announcements.

         (a) Each party agrees that it will (and will cause its representatives to) treat in confidence all documents, materials and other information which it shall have obtained (whether before or after the date of this Agreement) regarding the other party or its Affiliates in connection with the negotiation of this Agreement or the transactions contemplated hereby (including prior to the Closing, the existence and terms of this Agreement and all of the transactions contemplated hereby). If the transactions contemplated hereby are not consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection herewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of the Purchaser, to its counsel, accountants, financial advisors or lenders, and in the case of Parent, to its counsel, accountants or financial advisors). No party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Interests. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than the other party to this Agreement, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

         (b) Neither of the parties to this Agreement shall issue or cause the publication of any press release or other announcement with respect to the Acquisition, this Agreement or the other transactions contemplated hereby. Thereafter, neither of the parties to this Agreement shall issue or cause the publication of any press release or other announcement with respect to the Acquisition, this Agreement or the other transactions contemplated hereby, except as may be required by applicable Law or by any listing agreement with a national securities exchange or unless approved by the other party hereto. If a party hereto is required or desires to issue or cause the publication of such a press release or other announcement, such party shall, prior to such issuance or publication, provide copies of such release or other announcement to, and consult with, the other party and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued. Parent acknowledges and agrees that the Purchaser may, subject to complying with the immediately preceding sentence, be permitted, to the extent required by Law, to (i) issue a press release regarding the Acquisition and this Agreement immediately following the execution of this Agreement and immediately following the Closing, and (ii) discuss the Acquisition and this Agreement in its filings with the SEC and correspondence with its shareholders, in each case containing or discussing only such information as must be disclosed to comply with applicable Law.

         6.04     Consents; Regulatory Filings; Satisfaction of Conditions.

         (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) take, or cause to be taken, all reasonable action and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Acquisition and the other transactions contemplated by this Agreement and (ii) use all commercially reasonable efforts to obtain from third parties (other than Governmental Authorities and Self-Regulatory Organizations) any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Purchaser, Parent, the Companies or any of their subsidiaries in order to permit the consummation of the Acquisition and the other transactions contemplated by this Agreement (provided Parent and its Affiliates shall not be required to expend money, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party).

         (b) Promptly after the date hereof, the Purchaser, jointly with Parent and/or the Companies, will file, submit or present all forms, reports, statements, applications, requests for approval and other documents or petitions with the applicable Governmental Authority and/or Self-Regulatory Organization to obtain the approvals, permits and/or authorizations of all Governmental Authorities and Self-Regulatory Organizations listed in Section 6.04(b) of the Parent Disclosure Schedule. Such forms, reports, statements, applications, requests for approval and other documents or petitions will comply with the requirements of applicable Law and Regulatory Rules and will be materially complete and correct. The parties shall cooperate with each other and will use commercially reasonable good faith efforts to timely file and obtain such approvals, permits and/or authorizations required to consummate the transactions contemplated by this Agreement prior to the Closing.

         (c) Upon the terms and subject to the conditions hereof, each of the parties hereto shall execute and deliver any additional instruments, certificates and other documents reasonably necessary or advisable to permit the consummation of the transactions contemplated hereby and to fully carry out the purposes of this Agreement and shall not intentionally take any action that could reasonably be expected to result in any of the conditions set forth in Article VIII not being satisfied.

         6.05     Nonsolicitation; Specific Performance.

         (a) Nonsolicitation. During the Term, Parent agrees that, except as set forth in Section 6.05(a) of the Parent Disclosure Schedule, Parent will not induce or attempt to induce any Person who, as of the date hereof or at any time thereafter during the Term of this Agreement, is an employee or independent contractor of any of the Companies to terminate his or her employment or other independent contractor relationship with any of the Companies.

         (b) Specific Performance. The parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions in this Section 6.05 were not performed fully by Parent in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of such provisions because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the Purchaser and the Companies in the event that such provisions are not performed in accordance with their terms or conditions or are otherwise breached. It is accordingly hereby agreed that the Purchaser shall be entitled to seek specific performance, an injunction or injunctions or other equitable relief to restrain, enjoin and prevent breaches of this
         Section 6.05 by Parent and to enforce specifically such terms and provisions (without posting a bond or other security), such remedy being in addition to and not in lieu of, any other rights and remedies to which the Purchaser is entitled to at law or in equity.

         6.06 Securities Law Legends. The Purchaser agrees and understands that the Interests have not been, and will not be, registered under the Securities Act or the securities laws of any state and that the Interests. The Purchaser acknowledges and agrees that no Person has any right to require Parent to cause the registration of any of the Interests. Any certificates representing the Interests shall contain a legend similar to the following and other legends necessary or appropriate under applicable state securities laws:

         "THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH MEMBERSHIP INTERESTS IS EFFECTIVE OR UNLESS THE COMPANY IS IN RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO IT TO THE EFFECT THAT SUCH MEMBERSHIP INTERESTS MAY BE SOLD WITHOUT REGISTRATION UNDER THE ACT AND SUCH LAWS."

         6.07 Transfer Taxes. Any sales Tax, use Tax, real property transfer or gains Tax, asset transfer Tax documentary stamp Tax or similar Tax attributable to the sale or transfer of the Interests shall be paid by the Purchaser. The Purchaser, on the one hand, and Parent, on the other hand, agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.

         6.08 Indemnification and Insurance. From and after the Closing, the Purchaser shall cause the Companies to indemnify and hold harmless each present and former officer of the Companies to the fullest extent provided in the Organizational Documents of the Companies as of the date hereof against any and all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring during the period prior to and including the Closing Date (and the Purchaser shall also cause the Companies to advance expenses as incurred to the fullest extent provided in the Organizational Documents of the Companies as of the date hereof). In addition, for a period of one year following the Closing Date, the Purchaser shall, or shall cause the Companies to, purchase and maintain directors' and officers' insurance coverage, under which claims may be made pertaining to matters existing or occurring during the period prior to and including the Closing Date to the same extent as such claims may be made under the directors' and officers' insurance policies covering the Companies as of the date hereof. Parent may extend such policy beyond one year at its expense.

         6.09 Notice Regarding Commitment Amount. The Purchaser shall promptly notify Parent if the Purchaser becomes aware of any facts or circumstances that create a basis for the Purchaser to believe that it will not be able to obtain the Commitment Amount. In such event, the Purchaser shall use its best efforts to find substitute financing prior to the Closing Date.

         6.10     Reserves.

         (a) Parent shall cause TNT to keep in place the Reserves existing as of the date hereof until the distributions contemplated by this
         Section 6.10.

         (b) Immediately prior to the Closing, TNT shall dividend or otherwise transfer to Parent $170,000 of the Reserves. The Reserves, following such dividend or transfer, are referred to herein as the "Adjusted Reserves."

         (c) As of the time of the Closing, TNT shall transfer to and deposit with the Indemnity and Reserves Escrow Agent an amount of cash equal to the amount of the Adjusted Reserves, and such monies shall be held and dealt with by the Indemnity and Reserves Escrow Agent in accordance with the terms of the Indemnity and Reserves Escrow Agreement.

         6.11     Right to  Control  Litigation;  Right to  Insurance  and Other
Payments.

         (a) Notwithstanding anything in Article IX to the contrary, the Purchaser hereby acknowledges and agrees that Parent shall retain the sole and absolute right to control, defend against, negotiate, settle or otherwise deal with any litigation matter described in Section 9.01(a) of the Parent Disclosure Schedule (collectively, the "Retained Litigation Matters"), including retaining the right to obtain any recovery in respect of any of the Retained Litigation Matters, whether from an insurance payment, a recovery based on a counterclaim or otherwise. At all times from and after the Closing Date until the Retained Litigation Matters have been completed, the Purchaser shall use commercially reasonable efforts to make available to Parent, without cost (other than reimbursement of actual out-of-pocket expenses), upon prior written request of Parent, the officers and employees of the Companies to the extent may be reasonably required by Parent in connection with the Retained Litigation Matters.

         (b) Notwithstanding anything in Article IX to the contrary, in any case where, following the Closing Date, the Purchaser, any of the Companies or any of their Affiliates recovers any amount in respect of any of the Retained Litigation Matters, whether as an insurance payment, a recovery based on a counterclaim or otherwise ("Retained Litigation Matters Recoveries"), such Person shall promptly (and, in any event, within five Business Days of receipt) pay over to Parent the amount so recovered. Purchaser, on behalf of itself and each of its Affiliates (including, following the Closing Date, the Companies) (each, an "Appointing Person"), hereby appoints Parent as its attorney-in-fact for the purposes of executing any and all certificates, documents and other instruments on behalf of such Appointing Person as may be necessary in order for Parent to receive any Retained Litigation Matters Recoveries. This power of attorney is irrevocable and is coupled with an interest. On request by Parent, each Appointing Person shall confirm its grant of this power of attorney or any use thereof by Parent and shall execute, swear to, acknowledge and deliver any such certificate, document or other instrument.

         6.12 Payment of Existing Obligations. Within 15 days following the Closing Date, the Purchaser will pay in full all unpaid current obligations of the Purchaser, other than such obligations as are being contested in good faith by the Purchaser in an aggregate amount not to exceed $1.2 million.

                                  ARTICLE VII.
                                EMPLOYEE MATTERS

         7.01 Service Recognition. To the extent service is relevant for purposes of eligibility, participation or vesting (but not the accrual of benefits) under any employee benefit plan, program or arrangements established or maintained by the Purchaser for the benefit of employees of the Purchaser or any of its subsidiaries, the employees of the Companies shall be credited for service accrued as of the Closing with the Companies to the extent that such service was credited under a similar plan, program or arrangement of the Companies.

                                 ARTICLE VIII.
                              CONDITIONS TO CLOSING

         8.01 Conditions to the Obligations of Each Party. The obligations of Parent and the Purchaser to consummate the Acquisition and the other transactions contemplated hereby are subject to the satisfaction or waiver (where permissible), at or prior to the Closing, of each of the following conditions:

         (a) Required Governmental and Self-Regulatory Approvals. The parties shall have obtained the Governmental Orders and/or Regulatory Orders from Governmental Authorities and Self-Regulatory Organizations, as the case may be, necessary to consummate the transactions contemplated by this Agreement that are set forth in Section 8.01(a) of the Parent Disclosure Schedule;

         (b) No Restraint. No Governmental Authority or Self-Regulatory Organization shall have enacted, issued, promulgated, enforced or entered any Law, Governmental Order or Regulatory Order which is in effect making the consummation of the Acquisition illegal or otherwise prohibiting the consummation of the Acquisition;

         (c) No Actions. No Action shall have been commenced and currently be proceeding by or before a Governmental Authority or a Self-Regulatory Organization against any party hereto seeking to make illegal or restrain, prohibit or enjoin any material transaction contemplated by this Agreement; and

         (d)      Termination of Certain Agreements. The agreements set forth in
         Section 8.01(d) of the Parent Disclosure Schedule shall have been terminated prior to or as of the Closing Date.

         8.02 Conditions to the Obligations of the Purchaser. The obligation of the Purchaser to consummate the Acquisition and the other transactions contemplated hereby shall be subject to the satisfaction or waiver (where permissible), at or prior to the Closing, of each of the following conditions:

         (a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent contained in this Agreement shall be true and correct as of the Closing Date (without giving effect to any qualification as to materiality or Material Adverse Effect), with the same force and effect as if made on the Closing Date, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date, except to the extent that the failures to be so true and correct would not, individually or in the aggregate with other such failures, have a Material Adverse Effect or impair the ability of Parent to perform its obligations under this Agreement; (ii) the covenants and agreements contained in this Agreement to be complied with by Parent on or before the Closing shall have been complied with in all material respects; and
         (iii) the Purchaser shall have received a certificate from Parent to such effect signed by a duly authorized officer thereof;

         (b) Resignations. The resignation, effective as of the Closing Date, of each of MarrGwen C. Townsend, Gerald D. Putnam and Stuart Townsend from any officer capacities with the Companies, shall have been delivered to the Purchaser; and

         (c) Indemnity and Reserves Escrow Agreement. Parent shall have executed and delivered to the Purchaser the Indemnity and Reserves Escrow Agreement.

         (d) Assumption and Release of Certain Guarantees. Rush shall have assumed the obligations of Parent under the guaranty dated December 31, 2005 by Parent of amounts owed by School to TNT, and Parent shall have been released by Rush, TNT and School from any and all obligations under such guaranty.

         8.03 Conditions to the Obligations of Parent. The obligation of Parent to consummate the Acquisition and the other transactions contemplated hereby shall be subject to the satisfaction or waiver (where permissible), at or prior to the Closing, of the following condition:

        (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser in Sections 5.04, 5.07 and 5.08 shall be true and correct as of the Closing Date; (ii) the representations and warranties of the Purchaser contained in this Agreement, other than those set forth in the foregoing clause (i), shall be true and correct as of the Closing Date (without giving effect to any qualification as to materiality or material adverse effect), with the same force and effect as if made on the Closing Date, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date, except to the extent that the failures to be so true and correct would not, individually or in the aggregate with other such failures, have a material adverse effect on the Purchaser or impair the ability of the Purchaser to perform its obligations under this Agreement; (iii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects; and (iv) Parent shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof.

        (b) Financing. Parent shall have received confirmation, to its satisfaction, that all conditions to the closing of the transactions contemplated by the Financing Agreement and the Subscription Agreements shall have been satisfied (or, if permitted, waived) and the closing of such transactions shall have occurred prior to, or concurrently with, the Closing.

        (c) Indemnity and Reserves Escrow Agreement. The Purchaser shall have executed and delivered to Parent the Indemnity and Reserves Escrow Agreement.

                                  ARTICLE IX.
                                 INDEMNIFICATION

         9.01     Indemnification of the Purchaser.

         (a) Parent agrees, from and after the Closing, subject to the other terms and conditions of this Agreement, to defend, indemnify and hold harmless the Purchaser and each of the Purchaser's Affiliates, officers, directors, employees, and their successors and assigns (the Purchaser and all such other Persons are collectively referred to as the "Purchaser Indemnified Persons") from and against each and every Loss paid, imposed on or incurred by any of the Purchaser Indemnified Persons resulting from or arising out of, without duplication:

                  (i) the breach of any representation or warranty made by Parent in this Agreement as of the date hereof or as of the Closing Date;

                  (ii) the breach of any covenant or agreement of Parent in this Agreement that, by its terms, was to have been performed or complied with by such party prior to the Closing; and

                  (iii) the litigation matters listed in Section 9.01(a) of the Parent Disclosure Schedule;

provided, however, that Parent shall be required to defend, indemnify and hold harmless under this Section 9.01(a) with respect to Losses incurred by Purchaser Indemnified Persons only to the extent that:

                  (x) the aggregate amount of such Losses exceeds $100,000 (it being understood that such $100,000 shall be a deductible for which Parent shall bear no indemnification responsibility);

                  (y) the aggregate amount required to be paid by Parent pursuant to the foregoing clauses (i) and (ii) of this Section 9.01(a) shall not exceed $1.25 million; and

                  (z) in no event shall Parent be liable for any punitive, special or consequential damage or opportunity cost damage of any kind or the loss or anticipated or future business or profits.

         (b) The indemnification provided for in Section 9.01(a) shall terminate eighteen months after the Closing Date (and no claims shall be made by any Purchaser Indemnified Persons under Section 9.01(a) thereafter), except that the indemnification by Parent shall continue as to any Losses of which any Purchaser Indemnified Person has validly given a Claim Notice to Parent in accordance with the requirements of
         Section 9.03 or Section 9.04(a), as applicable, on or prior to the date such indemnification would otherwise terminate in accordance with this
         Section 9.01(b), as to which the obligation of Parent shall continue solely with respect to the specific matters in such Claim Notice until the liability of Parent shall have been determined pursuant to this
         Article IX, and Parent shall have reimbursed all Purchaser Indemnified Persons for the full amount of such Losses that are payable with respect to such Claim Notice in accordance with this Article IX.

         9.02     Indemnification of Parent.

         (a) The Purchaser agrees, from and after the Closing, subject to the other terms and conditions of this Agreement, to defend, indemnify and hold harmless Parent and its Affiliates, officers, members, employees, and their successors, assigns, heirs and legal and personal representatives (Parent and such other Persons are collectively referred to as the "Parent Indemnified Persons") from and against, and shall reimburse Parent Indemnified Persons for, each and every Loss paid, imposed on or incurred by Parent Indemnified Persons, directly or indirectly, resulting from or arising out of:

                  (i) the breach of any representation or warranty made by the Purchaser in this Agreement as of the date hereof or as of the Closing Date; or

                  (ii) the breach of any covenant or agreement made by the Purchaser in this Agreement.

         (b) The indemnification provided for in Section 9.02(a) shall terminate eighteen months after the Closing Date (and no claims shall be made by any Parent Indemnified Persons under Section 9.02(a) thereafter), except that the indemnification by the Purchaser shall continue as to any Losses of which any Parent Indemnified Person has validly given a Claim Notice to the Purchaser in accordance with the requirements of Section 9.03 or Section 9.04(a), as applicable, on or prior to the date such indemnification would otherwise terminate in accordance with this Section 9.02(b), as to which the obligation of the Purchaser shall continue solely with respect to the specific matters in such Claim Notice until the liability of the Purchaser shall have been determined pursuant to this Article IX, and the Purchaser shall have reimbursed all Parent Indemnified Persons for the full amount of such

         Losses that are payable with respect to such Claim Notice in accordance with this Article IX.

         9.03 Notice of Claims. A Purchaser Indemnified Person or Parent Indemnified Person seeking indemnification hereunder (each, an "Indemnified Person") shall give a prompt notice (a "Claim Notice") to the party obligated to provide indemnification to such Indemnified Person (each, an "Indemnifying Person") and the Indemnity and Reserves Escrow Agent describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder upon which such claim is based, together with reasonable supporting documentation; provided that, the failure to give such notice promptly shall not constitute a waiver of the Indemnified Person's right to indemnification except to the extent that the Indemnifying Person is prejudiced by such delay or failure to give notice; and provided, further, that a Claim Notice in respect of a Third Party Claim (as defined below) shall be given in accordance with Section 9.04(a).

         9.04     Notice and Defense of Third Party Claims.

         (a) Any Indemnified Person seeking indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person (a "Third Party Claim") from an Indemnifying Person shall notify the Indemnifying Person and the Indemnity and Reserves Escrow Agent in writing, and in reasonable detail, of the third Person claim within 10 days after receipt by such Indemnified Person of written notice of the Third Party Claim. Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, within five Business Days after the Indemnified Person's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third Party Claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a Third Party Claim, the Indemnified Person shall notify the Indemnifying Person with a copy of the complaint within five Business Days after receipt thereof and shall deliver to the Indemnifying Person within seven Business Days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Person relating to the Third Party Claim. The failure to give notice as provided in this Section 9.03(a) shall not relieve the Indemnifying Person of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

         (b) The Indemnifying Person shall have the sole and absolute right, at its option and its own expense, to conduct and control the defense of any Third Party Claim. If the Indemnifying Person elects to assume the defense of such matter, (i) the Indemnifying Person shall defend the Indemnified Person against the matter with counsel of its choice and (ii) the Indemnified Person may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Person shall be responsible for the fees and expenses of one such separate co-counsel if the Indemnified Person shall determine in good faith that an actual conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Person inappropriate). Assumption of the defense of any matter by the Indemnifying Person shall not prejudice the right of the Indemnifying Person to claim at a later date that such Third Party Claim is not a proper matter for indemnification pursuant to this Article IX.

         (c) If the Indemnifying Person declines to undertake the defense of any Third Party Claim, the Indemnified Person may defend or otherwise deal with such Third Party Claim and shall keep the Indemnifying Person advised of material developments. If the Indemnifying Person exercises the right to undertake any such defense against any Third Party Claim, the Indemnified Person shall cooperate with the Indemnifying Person in such defense and make available to the Indemnifying Person all witnesses, pertinent records, materials and information in the Indemnified Person's possession or reasonably available to the Indemnified Person or under the Indemnified Person's control relating thereto as reasonably requested by the Indemnifying Person.

         (d)      Anything in this Article IX to the contrary notwithstanding,
         (i) the Indemnifying Person shall not, without the Indemnified Person's prior written consent (which consent shall not be unreasonably withheld or delayed), settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim if such settlement, compromise or judgment would obligate the Indemnified Person to pay money, perform obligations or admit to liability and (ii) in no event will the Indemnified Person settle or compromise any Third Party Claim or consent to the entry of any judgment or otherwise admit any liability with respect to, or enter into any settlement with respect to, any Third Party Claim without the prior written consent of the Indemnifying Person (which consent shall not be unreasonably withheld or delayed).

         9.05     Determination of Amount; Indemnification Payments.

         (a) In calculating any Loss there shall be deducted any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer).

         (b) After the giving of any Claim Notice, the amount of indemnification to which an Indemnified Person shall be entitled under this Article IX shall be determined: (i) by the written agreement between the Indemnified Person and the Indemnifying Person; (ii) by a final judgment or decree of any court of competent jurisdiction; or
         (iii) by any other means to which the Indemnified Person and the Indemnifying Person shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Person shall have the burden of proof in establishing the amount of Losses suffered by it.

         (c) If an Indemnifying Person disputes its liability with respect to a claim or claims set forth in Claim Notice, the Indemnifying Person and the Indemnified Person will proceed in good faith to negotiate a resolution of such dispute. After any final determination of an indemnity claim in accordance with Section 9.05(b), the Indemnified Person shall forward to the Indemnifying Person and the Indemnity and Reserves Escrow Agent notice of any sums due and owing by it with respect to such matter and the Indemnity and Reserves Escrow Agent or the Indemnifying Person, as applicable, shall pay all of the sums so owing to the Indemnified Person by wire transfer, certified or bank cashier's check within 30 days after the date of such notice.

         9.06 Tax Treatment. Parent and the Purchaser agree to treat all payments made under this Article IX as adjustments to the Aggregate Purchase Price for Tax purposes.

         9.07     Exclusive Remedies; Additional Limitations.

         (a) Except in the case of fraud or intentional misrepresentation, Parent and the Purchaser acknowledge and agree that following the Closing, the indemnification provisions of this Article IX shall be the sole and exclusive remedy of each party with respect to breaches of this Agreement (including any breach of the representations and warranties in this Agreement or any certificate delivered pursuant to this Agreement and for any failure to perform and comply with any covenants and agreements in this Agreement), other than payment of the Aggregate Purchase Price.

         (b) Except as set forth in this Agreement, the parties hereto are not making any representation, warranty, covenant or agreement with respect to the matters contained herein. Notwithstanding anything to the contrary contained in this Agreement, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

         (c) In any case where an Indemnified Person recovers from third Persons any amount in respect of a matter with respect to which an Indemnifying Person has indemnified it pursuant to this Article IX, such Indemnified Person shall promptly pay over to the Indemnifying Person the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnifying Person to or on behalf of the Indemnified Person in respect of such matter and (ii) any amount expended by the Indemnifying Person in pursuing or defending any claim arising out of such matter.

         (d) In the event that Parent is conducting any defense against a Third Party Claim for which a Purchaser Indemnified Person has sought indemnification pursuant to Section 9.01(a), expenses incurred by Parent in connection therewith, including legal costs and expenses, shall constitute Losses for purposes of determining the maximum aggregate amount to be paid by Parent pursuant to Section 9.01(a).

         (e) No party shall have any liability for any inaccuracy in or breach of any representation, warranty or agreement by such party if the other party or any of its officers, employees, counsel or other representatives had actual knowledge on or before the Closing Date of the facts as a result of which such representation, warranty or agreement was inaccurate or breached.

         9.08 Mitigation. Each of the parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition that could reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

                                   ARTICLE X.
                             TERMINATION AND WAIVER

         10.1 Termination. Anything in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the
Closing:

         (a) by the Purchaser in the event of a material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement which would have a material adverse effect on the Purchaser's ability to consummate the transactions contemplated hereby and the failure of Parent to cure such breach within 30 days after receipt of written notice from Purchaser requesting such breach to be cured;

         (b) by Parent in the event of a material breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement which would have a material adverse effect on Parent's ability to consummate the transactions contemplated hereby and the failure of the Purchaser to care such breach within 30 days after receipt of written notice from Parent requesting such breach to be cured;

         (c) by either Parent or the Purchaser if the Closing shall not have occurred by May 31, 2006; provided, however, that the right to terminate this Agreement under this Section 10.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

         (d) by either Parent or the Purchaser in the event that any Governmental Authority or Self-Regulatory Organization shall have issued a Governmental Order or Regulatory Order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Governmental Order or Regulatory Order or other action shall have become final and nonappealable; or

         (e)      by the mutual written consent of Parent and the Purchaser.

         10.02 Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 10.01 shall give written notice of such termination to the other party to this Agreement.

         10.03 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto, except
(a) as set forth in Sections 6.03 and 11.02, and (b) that nothing herein shall relieve either party from liability for its willful breach of this Agreement.

         10.04 Waiver. The Purchaser may (a) extend the time for the performance of any of the obligations or other acts of any other party other than the Purchaser, (b) waive any inaccuracies in the representations and warranties of any other party other than the Purchaser contained herein or in any document delivered by such other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party other than the Purchaser contained herein. Prior to the Closing, Parent may (a) extend the time for the performance of any obligations or other acts of the Purchaser,
(b) waive any inaccuracies in the representations and warranties of the Purchaser contained herein or (c) waive compliance with any of the agreements or conditions of the Purchaser contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to enforce at any time any provision hereunder shall not constitute a waiver of such provision.

                                  ARTICLE XI.
                               GENERAL PROVISIONS

         11.01 Survival of Representations, Warranties, Covenants and Agreements. Each of the representations and warranties set forth in this Agreement shall survive the Closing for a period of eighteen months following the Closing Date. Except for the provisions of Article IX, this Article XI and Sections 6.03, 6.05, 6.07, 6.08, 7.01 and 10.04, which shall survive the Closing in accordance with the terms thereof, none of the agreements or covenants in this Agreement shall survive the Closing.

         11.02 Expenses. All costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing occurs. All of the Companies' expenses and fees incurred in connection with this Agreement prior to the Closing shall be borne and paid by Parent, except as expressly set forth herein.

         11.03 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

         (a)      if to Parent:

                           TAL Financial Services, LLC
                           100 South Wacker Drive
                           Suite 2040
                           Chicago, Illinois 60606
                           Telephone: (312) 621-0141
                           Attention: MarrGwen C. Townsend
                  with a copy to:

                           Sidley Austin LLP
                           One South Dearborn Street
                           Chicago, Illinois 60603
                           Telephone:  (312) 853-7833
                           Attention:  Lisa J. Reategui

         (b)      if to the Purchaser:

                           Rush Financial Technologies, Inc.
                           13355 Noel Road, Suite 300
                           Dallas, Texas 75240
                           Telephone: (972) 450-6000
                           Attention:  D. M. Moore, Jr.

                  with a copy to:

                           Andrews Kurth LLP
                           1717 Main St., Suite 3700
                           Dallas, Texas 75201
                           Telephone: (214) 659-4469
                           Attention:  Ronald L. Brown

         11.04 Severability. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

         11.05 Entire Agreement. This Agreement, the Ancillary Agreements, the Parent Disclosure Schedule and the Purchaser Disclosure Schedule and the other documents delivered pursuant hereto constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

         11.06 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by each of, or on behalf of each of, the Purchaser and Parent.

         11.07 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto by operation of law or otherwise without the prior written consent of the other party hereto, which consent may be granted or withheld in the sole discretion of such other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article IX and Section 6.08 (collectively, the "Third Party Provisions"), nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof.

         11.08 Access to Records after Closing. For a period of six years after the Closing Date, Parent and its representatives shall have reasonable access to all of the books and records of the Companies to the extent that such access may reasonably be required by Parent in connection with matters relating to or affected by the operations of the Companies prior to the Closing Date. Such access shall be afforded by the Purchaser upon receipt of reasonable advance notice and during normal business hours. Parent shall be solely responsible for any costs or expenses incurred by it pursuant to this Section
11.08. If the Purchaser or the Companies shall desire to dispose of any of such books and records prior to the expiration of such six-year period, the Purchaser shall, prior to such disposition, give Parent a reasonable opportunity, at Parent's expense, to segregate and remove such books and records as Parent may select.

         11.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law provisions.

         11.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

         11.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

         11.12 Supplementation or Amendment of the Parent Disclosure Schedule. Parent may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement, amend or create any section of the Parent Disclosure Schedule, in order to add information or correct previously supplied information. No such amendment shall be evidence, in and of itself, that the representations and warranties in the corresponding section are no longer true and correct in all material respects. It is specifically agreed that the Parent Disclosure Schedule may be amended to add immaterial, as well as material, items thereto. No such supplemental, amended or additional section in the Parent Disclosure Schedule shall be deemed to cure any breach for purposes of Section 8.02(a). If, however, the Closing occurs, any such supplement, amendment or addition will be effective to cure and correct for all other purposes any breach of any representation, warranty or covenant which would have existed if Parent had not made such supplement, amendment or addition, and all references to the Parent Disclosure Schedule shall for all purposes after the Closing be deemed to be a reference to the Parent Disclosure Schedule as so supplemented or amended as provided in this Section 11.12.

         11.13 Disclaimer of Warranties. Parent make no representations or warranties with respect to any projections, forecasts or forward-looking information provided to the Purchaser. There is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE CERTIFICATE DELIVERED BY PARENT PURSUANT TO SECTION 3.04(d), PARENT IS SELLING THE INTERESTS (AND THE BUSINESS AND ASSETS OF THE COMPANIES REPRESENTED THEREBY) ON AN "AS IS, WHERE IS" BASIS AND PARENT DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES WHETHER EXPRESS OR IMPLIED. PARENT MAKES NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. The Purchaser acknowledges that neither Parent nor any of its representatives or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts or summaries heretofore made available by Parent or their representatives to the Purchaser or any other information which is not included in this Agreement or the Schedules hereto, and neither Parent nor any of its representatives or any other Person will have or be subject to any liability to the Purchaser, any Affiliate of the Purchaser or any other Person resulting from the distribution of any such information to, or use of any such information by, the Purchaser, any Affiliate of the Purchaser or any of their agents, consultants, accountants, counsel or other representatives.

                            [Signature page follows.]

         IN WITNESS WHEREOF, the undersigned have executed or caused this Agreement to be executed by a duly authorized officer or other representative as of the date first written above.

                                    TAL FINANCIAL SERVICES, LLC


                                    By: /s/ MarrGwen C. Townsend
                                        ---------------------------------------
                                         Its Authorized Representative


                                    RUSH FINANCIAL TECHNOLOGIES, INC.


                                    By: /s/ D. M. (Rusty) Moore, Jr.           :
                                        ---------------------------------------
                                         D. M. (Rusty) Moore, Jr., Presient

                                     ANNEX A
                                     -------

                                   Definitions
                                   -----------

         Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "Acquisition" has the meaning specified in Section 2.01.

         "Action" means any written claim, written complaint, action, suit, arbitration, written inquiry, petition, proceeding or investigation, whether civil or criminal, in law or in equity, whether involving a third party or by or before any Governmental Authority or Self-Regulatory Organization.

         "Adjusted Reserves" has the meaning specified in Section 6.10(b).

         "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person and, if such specified Person is a natural person, the immediate family members of such specified Person.

         "Aggregate Purchase Price" has the meaning specified in Section 2.01.

         "Allocation Schedule" has the meaning specified in Section 2.02.

         "Ancillary Agreements" means all agreements, instruments and documents being or to be executed and delivered by the applicable Person under this Agreement or in connection herewith.

         "Appointing Person" has the meaning specified in Section 6.11(b).

         "Balance Sheets Date" means December 31, 2005.

         "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Dallas, Texas or Chicago, Illinois.

         "Claim Notice" has the meaning specified in Section 9.03.

         "Closing" means the closing of the transfer of the Interests from Parent to the Purchaser.

         "Closing Date" means the date on which the Closing occurs.

         "Code" means the Internal Revenue Code of 1986.

         "Commitment Amount" has the meaning set forth in Section 5.07.

         "Companies" has the meaning specified in the first recital in this Agreement.

         "Control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more

Persons, means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or manager, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

         "Copyrights" means United States registered copyrights, and pending applications to register the same.

         "Encumbrance" means any security interest, pledge, mortgage, lien (including environmental and Tax liens), charge, easement or restriction of a similar kind.

         "Endorsed Certificates" means certificates evidencing the applicable Interests that have been duly endorsed for transfer or are accompanied by properly executed stock powers.

         "Environmental Laws" means any Law in effect on the date of this Agreement relating to pollution or protection of the environment, or otherwise regulating the use, handling, transportation, storage disposal, release or discharge of Hazardous Substances.

         "ERISA" means the Employee Retirement Income Security Act of 1974.

         "Escrowed Purchase Price" means $1.25 million.

         "Exchange Act" means the Securities Exchange Act of 1934.

         "Financial Statements" has the meaning specified in Section 4.05.

         "Financing" has the meaning set forth in Section 5.07.

         "Financing Agreement" has the meaning set forth in Section 5.07.

         "Financing Amount" has the meaning set forth in Section 5.07.

         "GAAP" means United States generally accepted accounting principles and practices as in effect at the date of the financial statement to which it refers and applied consistently throughout the periods involved.

         "Governmental Authority" means any United States federal, state, local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction (excluding, for the avoidance of doubt, any Self-Regulatory Organization).

         "Governmental Order" means any consent, approval, authorization, order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

         "Hazardous Substances" means petroleum, petroleum by-products, polychlorinated biphenyls, asbestos and any other chemicals, compounds, elements, materials, substances or wastes which are currently defined or regulated as "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "toxic air pollutants," "hazardous air pollutants," "pollutants," or "contaminants" under any Environmental Law.

         "Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of properties or services (other than trade payables),
(c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement, in the event of default, are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of others guaranteed by such Person and (h) all surety, performance and maintenance bonds.

         "Indemnified Person" has the meaning specified in Section 9.03.

         "Indemnifying Person" has the meaning specified in Section 9.03.

         "Indemnity and Reserves Escrow Agent" means any bank incorporated and doing business pursuant to the laws of the United States or any state thereof having combined capital and surplus of at least $500,000,000 that is selected by Parent and reasonably acceptable to the Purchaser.

         "Indemnity and Reserves Escrow Agreement" means the Escrow Agreement in substantially the form attached hereto as Annex B (which the parties hereto agree may be amended to reflect any comments from the Indemnity and Reserves Escrow Agent that are reasonably acceptable to such parties).

         "Intellectual Property" means all Copyrights, Patent Rights, Trademarks and Trade Secrets.

         "Interests" has the meaning specified in the first recital in this Agreement.

         "IRS" means the Internal Revenue Service of the United States.

         "Knowledge of Parent" means that which is actually known by any of the Persons set forth on Attachment I.

         "Law" means any federal, state, local or foreign law, statute, ordinance, regulation, rule, or code enacted, adopted, issued or promulgated by any Governmental Authority.

         "Liabilities" means any and all debts, liabilities to pay money and obligations to pay money, whether accrued, fixed, absolute or contingent, matured or unmatured or determined or determinable. For the avoidance of doubt, the term Liabilities is not intended to include obligations of a Person to perform under or comply with any Law, Regulatory Rule, Action, Governmental

Order, Regulatory Order, contract, agreement or arrangement, but would include such obligations if there has been a default or failure to perform or comply by such Person with any such obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation.

         "Loss" means any and all out-of-pocket liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys' fees and expenses) actually suffered or incurred by a Person.

         "Material Adverse Effect" means any change in or effect on any of the Companies that, individually or in the aggregate with any other changes in or effects on any of the Companies, is materially adverse to the financial condition, operations, business or results of operations of the Companies, taken as a whole, other than changes (i) relating to generally applicable national or international economic, social or political conditions or the Companies' industry or industries in general, (ii) resulting from the public disclosure of the transactions contemplated by this Agreement, (iii) resulting from the execution of this Agreement or the consummation of the transactions contemplated hereby or (iv) changes in Law, Regulatory Rules, GAAP or, in each case, interpretations thereof.

         "Material Contracts" has the meaning specified in Section 4.10(a).

         "MWS" has the meaning specified in the first recital in this Agreement.

         "NASD" has the meaning specified in Section 4.03.

         "Offering Escrow Agent" means Silicon Valley Bank.

         "Offering Escrow Agreement" means the Escrow Agreement, dated as of December 9, , 2005, and as amended on each of December 30, 2005, January 31, 2006, February 28, 2006 and March 30, 2006 by and among the Purchaser, Arabella Securities, LLC, Parent and the Offering Escrow Agent.

         "Organizational Documents" means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, certificate of formation, bylaws, partnership agreement, limited liability company agreement or similar organizational document or agreement, as applicable, of such Person.

         "Parent" has the meaning specified in the preamble to this Agreement.

         "Parent Disclosure Schedule" means the Parent Disclosure Schedule attached to this Agreement, dated as of the date of this Agreement, and forming a part of this Agreement. Any fact or item which is disclosed in any section of the Parent Disclosure Schedule so as to make its relevance to other representations made elsewhere in this Agreement or to the information called for by other sections of the Parent Disclosure Schedule apparent shall be deemed to qualify such representations or to be disclosed on such other sections of the Parent Disclosure Schedule, notwithstanding the omission of a reference or cross-reference thereto.

         "Parent Indemnified Persons" has the meaning specified in Section 9.02(a).

         "Patent Rights" means United States patents, continuations, continuations-in-part, divisions or reissues.

         "Permits" has the meaning specified in Section 4.22.

         "Permitted Encumbrances" means: (a) liens for Taxes, assessments and governmental charges or levies not yet due and payable or, if due, that are being challenged by appropriate proceedings and with respect to which adequate reserves have been established in the Financial Statements in accordance with GAAP; (b) materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course and with respect to which the underlying obligation is not delinquent or is being contested in good faith;
(c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) other Encumbrances or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfection.

         "Person" means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or association or other legal entity of any kind.

         "Plans" has the meaning specified in Section 4.14(a).

         "Purchaser" has the meaning specified in the preamble to this Agreement.

         "Purchaser Disclosure Schedule" means the Purchaser Disclosure Schedule attached to this Agreement, dated as of the date of this Agreement, and forming a part of this Agreement.

         "Purchaser Indemnified Persons" has the meaning specified in Section 9.01(a).

         "Purchaser Representatives" has the meaning specified in Section 6.02.

         "Regulatory Order" means any consent, approval, authorization, order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Self-Regulatory Organization.

         "Regulatory Rules" means the rules, regulations, policies and interpretations of the applicable Self-Regulatory Organizations.

         "Reserves" has the meaning specified in Section 4.08(b).

         "Retained Litigation Matters" has the meaning specified in Section 6.11(a).

         "Retained Litigation Matters Recoveries" has the meaning specified in
Section 6.11(b).

         "School" has the meaning specified in the first recital in this Agreement.

         "SEC" means the United States Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933.

         "Self-Regulatory Organization" shall mean any U.S. or foreign commission, exchange, clearing house or clearing agency, board, agency or body that is not a Governmental Authority but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading or the clearance and settlement of transactions and the custody of resulting positions, national securities, options, futures or commodities exchanges, insurance companies or agents, investment companies or investment advisers, including the NASD, the Pacific Stock Exchange, ArcaEx, the International Securities Exchange, the Boston Options Exchange, the Options Price Reporting Authority, the Depository Trust & Clearing Corp. and the National Securities Clearing Corporation.

         "Subscribers" has the meaning set forth in Section 5.07.

         "Subscription Agreements" has the meaning set forth in Section 5.07.

         "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest and penalties) imposed by any Governmental Authority, including: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer or value added taxes; and customs duties.

         "Tax Returns" means all federal, state, local and foreign returns, declarations, statements, reports, schedules, forms and information returns required to be filed with respect to any Tax.

         "Term" shall mean a period commencing on the Closing Date hereof and ending five (5) years after the Closing Date.

         "Third Party Claim" has the meaning specified in Section 9.04(a).

         "Third Party Provisions" has the meaning specified in Section 11.07.

         "TNT" has the meaning specified in the first recital in this Agreement.

         "Trademarks" means registered United States federal and state trademarks, service marks and trade names, and pending applications to register the foregoing.

         "Trade Secrets" means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information that provides the owner with a competitive advantage.

                                  Attachment I

                             Persons with Knowledge

                                  Chris Doubek
                                  Patricia Kane